EXHIBIT 5.1

Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario
Canada M9W 5X2

July 19, 2018

Re:           Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Canadian corporate counsel to Intellipharmaceutics International Inc. (the “Company”), a corporation incorporated under the laws of Canada, in connection with the registration by the Company for resale by certain selling shareholders, as detailed in the prospectus constituting part of the Company’s registration statement (the “Registration Statement”) on Form F-1 filed today by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 6,858,334 common shares of the Company (the “Common Shares”) consisting of: (i) 4,416,667 Common Shares (the “$0.60 Warrant Shares”) underlying outstanding Common Share purchase warrants (the “$0.60 Warrants”) initially exercisable at $0.60 per share (subject to customary adjustments for share splits and dividends); (ii) 1,818,182 Common Shares (the “$1.25 Warrant Shares”) underlying outstanding Common Share purchase warrants (the “$1.25 Warrants”) initially exercisable at $1.25 per share (subject to customary adjustments for share splits and dividends); (iii) 441,667 Common Shares (the “$0.75 Warrant Shares”) underlying outstanding Common Share purchase warrants (the “$0.75 Warrants”) initially exercisable at $0.75 per share (subject to customary adjustments for share splits and dividends); and (iv) 181,818 Common Shares (the “$1.375 Warrant Shares” and, together with $0.60 Warrant Shares, $1.25 Warrant Shares and $0.75 Warrant Shares, the “Warrant Shares”) underlying outstanding Common Share purchase warrants (the “1.375 Warrants” and, together with the $0.60 Warrants, $1.25 Warrants and $0.75 Warrants, the “Warrants”) initially exercisable at $1.375 per share (subject to customary adjustments for share splits and dividends).

Examination of Documents

In giving the opinions expressed below we have examined:

(a)
the certificate and articles of arrangement of the Company each dated October 22, 2009;

(b)
the by-laws of the Company, as amended to date;

(c)
resolutions of the board of directors of the Company that relate to the issuance of the Warrant Shares; and

(d)
such other documents, records and instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed necessary and appropriate for purposes of this opinion.

Assumptions and Reliances

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

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(a)
with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents; and

(b)
the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

The opinions expressed in this opinion letter are limited to the Canadian federal laws and such laws of the Province of Ontario as are applicable to the Company as a Canadian corporation.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants or the Warrant Shares. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Opinions

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares have been duly authorized for issuance by all necessary corporate action by the Company, and upon the exercise of the Warrants in accordance with their terms, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby imply or admit that we are an “expert” within the meaning of Section 11 of the Securities Act or the rules and regulations promulgated thereunder or that we come within the categories of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Gowling WLG (Canada) LLP

Gowling WLG (Canada) LLP